Exhibit 99.1

Bruker BioSciences Corporation Announces Agreement to Acquire Bruker Optics Inc. for $135 Million in Cash and Stock

Combined Company Will Be a Leading Provider of Molecular Analysis Solutions to the Life Science, Materials Research, Homeland Security and Industrial Markets

Billerica, Massachusetts – April 17, 2006 – Bruker BioSciences Corporation (NASDAQ: BRKR) today announced that it has entered into a definitive agreement to acquire all of the stock of molecular spectroscopy company Bruker Optics Inc. for $135 million, to be paid approximately 59% in cash and 41% in BRKR stock. The acquisition agreement was signed following its unanimous approval by a Special Committee of independent directors, as well as by all independent directors of the Board of Directors of Bruker BioSciences, with the non-independent BRKR directors recusing themselves from the Board vote. The agreement was also unanimously approved by the Board of Bruker Optics.

The combined company will have a broad range of mass spectrometry, x-ray analysis and molecular spectroscopy technology platforms to provide a unique combination of complementary systems for chemical and materials analysis, as well as for proteomics. It will be a leading provider of instrumentation and molecular analysis solutions for

•                  pharmaceutical and biotechnology research and development,

•                  proteomics and structural biology,

•                  small molecule chemical analysis and metabolomics,

•                  clinical proteomics, molecular imaging and microorganism identification,

•                  advanced materials research and nanotechnology,

•                  pharmaceutical Process Analysis Technology (PAT) and ‘pharma forensics’,

•                  food, beverage, feed and agricultural analysis,

•                  advanced and raw materials research and process analysis in the semiconductor, automotive, cement, metals and various other industrial markets, as well as

•                  homeland security and defense.

Excluding one time deal fees and expenses, the acquisition is expected to be immediately accretive to Bruker BioSciences’ 2006 and 2007 EPS, and will significantly improve its operating margin and cash flow profile.

About Bruker Optics

Bruker Optics Inc. is a privately held company that has grown rapidly in recent years to become a leading developer, manufacturer and global provider of research, analytical and process analysis instruments and solutions based on Fourier Transform infrared (FT-IR) and near-infrared (FT-NIR), as well as on FT and dispersive Raman spectroscopy. Bruker Optics also is the worldwide exclusive distributor of bench-top time-domain (or non-FT) nuclear magnetic resonance instruments manufactured by its affiliate Bruker BioSpin GmbH, which is not involved in this transaction.

Bruker Optics’ molecular spectroscopy product lines are utilized broadly in industry, government and academia for a wide range of applications, such as pharmaceutical, chemical, polymer and forensic analysis. Several newer applications areas, such as Process Analytical Technologies (PAT) in the pharmaceutical industry and the detection of counterfeit drugs (pharma forensics), as well as food, feed and agricultural analysis, have been growing particularly fast at Bruker Optics in recent years.

For example, in January 2006 Bruker Optics won the bid of the State Food and Drug Administration of the People’s Republic of China for the potential purchase and delivery of over 300 near-infrared spectrometers, valued at over $15 million including applications and service support. These systems will be deployed across China for the detection of counterfeit drugs.

Bruker Optics is headquartered in Billerica, Massachusetts, on the same campus as Bruker BioSciences, and has research and manufacturing facilities near Karlsruhe, Germany and Houston, Texas, as well as numerous sales, applications and service offices around the world. During the year ended December 31st, 2005, Bruker Optics recorded

•                  total revenue of $78.7 million,

•                  gross margins of 51.4%,

•                  operating income of $12.0 million,

•                  net income of $6.3 million,

and as of December 31st, 2005, Bruker Optics had net cash of $4.3 million, consisting of cash of $9.5 million and indebtedness of $5.2 million.

After the closing of this acquisition, Bruker Optics will become a third operating company of Bruker BioSciences, in addition to Bruker Daltonics and Bruker AXS. Bruker Optics will continue to be managed by its present management team under President Dr. Dirk Laukien, who has led Bruker Optics for over ten years.

For more information, please visit http://www.brukeroptics.com

About the Acquisition

Bill Linton, Chairman and CEO of Promega Corporation, is the Lead Director of Bruker BioSciences and chaired its Special Committee of independent directors. He commented on the transaction:  “With the addition of Bruker Optics, Bruker BioSciences will considerably increase and diversify its market presence, technology base, product line, global distribution and customer support capabilities. The acquisition is expected to create a life science and analytical systems company with greater than $400 million of revenue in 2006, and with improved operating and net income margins. The Special Committee believes that this acquisition is good for Bruker BioSciences and all of its shareholders, and represents an excellent investment opportunity for a portion of the nearly $100 million in cash on our balance sheet.”

Frank Laukien, President and CEO of Bruker BioSciences, stated:  “Bruker Optics is a great addition to Bruker BioSciences. Over the last five years, Bruker Optics has more than doubled in revenue, while also steadily improving its margins and profitability. This acquisition will increase our ‘critical mass’ in many of the markets we serve, and it is expected to accelerate our drive to increase our margins, net income and operating cash flow. We expect this acquisition to be accretive to our GAAP EPS by $0.03-$0.05 per share in 2007.”

He continued: “As part of this acquisition, Bruker BioSciences will gain access to some fast-growing new market segments and applications. We are particularly excited about the success and further growth prospects of Bruker Optics in pharmaceutical Process Analytical Technologies (PAT) and pharma forensics, as well as in food & beverage and feed & agricultural analysis. The Bruker Optics acquisition increases the size of our accessible markets by over $700 million per year.”

Dan Klevisha, Vice President of Bruker Optics, added:  “We are excited to become a part of Bruker BioSciences. The combined company will benefit from a more diversified industrial customer base in the pharma/biotech, diagnostic, food & beverage, semiconductor, advanced materials and raw materials industries, as well as among academic, medical school, homeland security and governmental customers. We believe that we can leverage sales and marketing synergies from the resulting three Bruker BioSciences operating companies for incremental growth in several industrial applications. For Bruker Optics, becoming part of a larger and public company will also allow us to explore complementary acquisitions.”

Deal Structure and Schedule

Under the agreement, Bruker BioSciences will acquire all of the stock of Bruker Optics for a fixed purchase price of $135.0 million. Approximately $79.2 million (or 58.7% of the purchase price) will be paid in cash, while the stock component, worth approximately $55.8 million (or 41.3% of the purchase price), will be paid in Bruker BioSciences stock. The cash component of the purchase price will be funded from approximately $60 million of existing cash, and approximately $20 million from a planned revolving credit facility. Bruker BioSciences expects to have a cash balance in excess of $40 million following the closing of the acquisition.

The number of Bruker BioSciences shares to be issued for the stock component of the purchase price will be determined by dividing $55.8 million by the trailing average of BRKR closing prices per share, as reported in The Wall Street Journal, for the period of ten (10) consecutive trading days ending three (3) days prior to the closing date. As of the signing of this agreement the stock component would have amounted to approximately 11.2 million newly issued Bruker BioSciences shares, corresponding to the BRKR stock closing price of $4.97 on April 17, 2006.

Five members of the Laukien family, who presently own approximately 58% of Bruker BioSciences on an undiluted basis, also own 98% of the stock of Bruker Optics. This acquisition therefore is a related-party transaction. Pursuant to the acquisition agreement, the transaction is subject to the approval of both a majority of Bruker BioSciences shareholders, and a majority of the non-affiliated BRKR shareholders who vote on the transaction. The acquisition agreement was signed between Bruker BioSciences, Bruker Optics and all of the Bruker Optics shareholders.

The five Laukien shareholders of Bruker Optics have agreed to accept various combinations of cash and Bruker BioSciences stock as payment for their Bruker Optics shares, which will be detailed in the Bruker BioSciences proxy statement. Bruker BioSciences President and CEO Frank Laukien has agreed to accept, as consideration for his 19.1% ownership of Bruker Optics, 80% BRKR stock and 20% cash (primarily to cover capital gains taxes).

From an accounting perspective this acquisition will be essentially considered a pooling of interests, due to the majority ownership position of the Laukien family in both companies. As a result, all one-time transaction costs will be expensed in the second or third quarter of 2006, rather than being added to goodwill. Under the required accounting treatment for a pooling transaction, the Bruker Optics 2006 net income prior to the closing of the transaction will be added to the net income for Bruker BioSciences for the year 2006. The net effect in 2006, including one time deal fees and expenses, is expected to be neutral for GAAP earnings, and Bruker BioSciences maintains its previously issued 2006 GAAP earnings goals. On a pro forma basis, after subtracting one-time deal expenses, the acquisition is expected to be accretive in 2006 by approximately $0.03. For 2007, the transaction is expected to be accretive to GAAP EPS by $0.03-$0.05 per share.

After the closing, Bruker BioSciences will be led by Frank Laukien as President and CEO, William Knight as Chief Financial Officer and Dirk Laukien as Senior Vice President. The ten member Board of Directors of Bruker BioSciences will remain unchanged.

The Special Committee of the Board of Directors of Bruker BioSciences was advised on this transaction by its financial advisor, Bear, Stearns & Co. Inc., and has received an opinion from Bear Stearns that the consideration to be paid by Bruker BioSciences is fair, from a financial point of view, to the non-affiliated stockholders of Bruker BioSciences. The Special Committee received independent legal advice from Dewey Ballantine LLP. The transaction is subject to customary regulatory approvals and is expected to close during the summer of 2006.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TRANSACTIONS DESCRIBED IN THIS ANNOUNCEMENT HAVE NOT YET BEEN CONSUMMATED. BRUKER BIOSCIENCES AND ITS EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE BRUKER BIOSCIENCES MEETING OF STOCKHOLDERS HELD TO APPROVE, AMONG OTHER THINGS, THE ISSUANCE OF SHARES IN THE TRANSACTION. BRUKER BIOSCIENCES WILL FILE A PROXY STATEMENT WITH THE SEC. STOCKHOLDERS OF BRUKER BIOSCIENCES SHOULD READ THIS PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO ALL STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING AT THE STOCKHOLDER MEETING. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT, WITHOUT CHARGE, WHEN IT IS FILED ON THE SEC’S WEB SITE AT http://www.sec.gov OR BY DIRECTING A REQUEST TO. BRUKER BIOSCIENCES, 40 MANNING ROAD, BILLERICA, MA  01821, ATTN: INVESTOR RELATIONS, (978) 663-3660, EXT. 1411.

CONFERENCE CALL

The management of both companies will host a conference call, and live streaming-audio webcast, to discuss the acquisition at 10 a.m. Eastern Time on April 18, 2006. To listen to the webcast, investors should go to www.bruker-biosciences.com, select Investor Relations, and then click on the live web broadcast. The webcast will remain on the Company web sites for 30 days. Investors can also listen by telephone by calling 888-339-2688 in the U.S., or 617-847-3007 outside the U.S., and should refer to the BRKR investors call. A telephone replay of the conference call will be available for three days, beginning one hour after the completion of the conference. The replay will be available by dialing toll-free 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 65390197.

ABOUT BRUKER BIOSCIENCES (NASDAQ: BRKR)

Bruker BioSciences Corporation in Billerica, Massachusetts, is the parent company of Bruker Daltonics Inc. and Bruker AXS Inc. Bruker AXS is a leading developer and provider of life science, materials research and industrial X-ray analysis tools. Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry, and also offers a broad line of nuclear, biological and chemical (NBC) detection products for homeland security. For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT OF BRUKER BIOSCIENCES

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K, our most recent quarterly reports on Form 10-Q, and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com